EXHIBIT 10.1

MEDICAL CARE REIMBURSEMENT PLAN FOR

EXECUTIVES OF

KLX INC.

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9.3	Choice of Law	8
9.4	Severability	8
9.5	Gender, Singular and Plural References	8
9.6	Tax	8
ARTICLE X - ADOPTION BY EMPLOYERS		8
10.1	Method of Adoption	8
10.2	Delegation Upon Adoption	8
10.3	Employer Contributions	8
10.4	Withdrawal or Removal	8

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ARTICLE I

PURPOSE AND ESTABLISHMENT

1.1       Purpose.  The purpose of this Plan is to reimburse eligible Executives for Medical Care Expenses not reimbursed by any other plan or arrangement.  This document serves as both the plan document and summary plan description for the Plan.

1.2       Name.  The Plan shall be named the Medical Care Reimbursement Plan for Executives of KLX Inc.

1.3       Effective Date.  The effective date of this Plan is January 1, 2015.

ARTICLE II

DEFINITIONS

2.1       Board of Directors means the Board of Directors of KLX Inc.

2.2       Code means the Internal Revenue Code of 1986, as amended from time to time.

2.3       Committee shall mean the Benefits Committee designated by the Board of Directors in accordance with Article VI of the Plan.

2.4       Company shall mean KLX Inc.

2.5       Eligible Dependent means a Dependent that is covered by a Health Plan.

2.6       Employer shall mean KLX Inc. and any of its subsidiaries and affiliates that, with the consent of KLX, adopt this Plan.

2.7       Dependent means a Participant’s spouse, domestic partner, or any of his or her dependents as defined in Code Section 152.

2.8       Executive means each current or former (pursuant to the terms of his or her employment agreement) executive of the Employer selected by the Committee, in writing, for eligibility from among the group of highly compensated or managerial employees of the Employer who is also enrolled in a Health Plan sponsored by the Employer.

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2.9       Health Plan means a group health plan that provides major medical coverage and meets the minimum value requirements in Code § 36B(c)(2)(C)(ii) under which the Participant and his Eligible Dependents, if any, are covered.

2.10       Participant means an Executive who satisfies the requirements of Section 3.1 hereof.

2.11       Plan means the Medical Care Reimbursement Plan for Executives of KLX Inc., as amended from time to time.

2.12       Plan Administrator means the Committee.

2.13       Plan Number means the plan number for the Plan, which is 502.

2.14       Plan Year means the twelve-month period commencing on January 1 and ending on the following December 31.

2.15       Medical Care Expense shall have the meaning given to it in Section 4.3 of this Plan.

2.16       Reimbursement Account means the aggregate amount that has accrued on behalf of a Participant for the reimbursement of Medical Care Expenses for a Plan Year, reduced by any such reimbursements actually made by Employer to, or on behalf of, such Participant during such Plan Year.

2.17       Termination means the termination of a Participant’s employment as an Executive, whether by reason of change in job classification, discharge, layoff, voluntary termination, disability, retirement, death, or otherwise.

ARTICLE III

ELIGIBILITY FOR PARTICIPATION

3.1       Generally.  An Executive shall be eligible to participate in the Plan at such times as shall be designated by the Committee.

3.2       Termination of Participation.  An Executive’s participation in the Plan shall cease immediately upon the earlier of Termination of his or her employment with Employer or his termination of participation in the Health Plan, and the balance (excluding any then pending unreimbursed expense claims) of his or her Reimbursement Account shall be forfeited.  Upon termination of Plan participation, all claims previously incurred and eligible for reimbursement must be submitted not later than the last day of the third calendar month following the Plan Year in which such Executive’s Plan participation

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ends.  Notwithstanding the foregoing, or anything to the contrary in this Plan, if an Executive has a separate agreement with the Company that provides for such Executive to continue to participate in the Plan or receive Plan Benefits for any period of time post-Termination, then for the purposes of this Plan only, a Termination of such Executive’s employment shall be deemed not to have occurred during such stated period of time.

ARTICLE IV

BENEFITS

4.1       Generally.  Each Participant will be entitled to receive, for each Plan Year, reimbursement of Medical Care Expenses which are incurred during the Plan Year and which are not fully reimbursed under the Health Plan or by other medical plans (sometimes referred to herein as the “Benefits”). A Participant’s right to receive reimbursement of expenses incurred for himself or any Eligible Dependent during a Plan Year shall be limited to 10% of the Participant’s base salary as of the first day of the Plan Year (or, in the case of an Executive who first becomes a Participant during the Plan Year, the date on which the Executive becomes a Participant, or in the case of Benefits to be provided post-Termination pursuant to contract, then the amount shall be limited to 10% of the Participant’s annual base salary as of the day prior to the date of Termination, and such amount shall be renewed in full on January 1st of each succeeding calendar year for which the Participant is contractually entitled to receive such Benefits following his or her Termination).

4.2       Benefits Limited to Expenses Incurred During Plan Year.  For each Plan Year, the Benefits provided to a Participant pursuant to Section 4.1 hereof are only available to reimburse expenses which are incurred during such Plan Year after becoming a Participant in the Plan and, unless and solely to the extent otherwise provided in an Executive’s employment agreement, prior to Termination of employment with the Employer. Expenses incurred by a Dependent and submitted by Participant or his or her designee shall not be reimbursed unless incurred while an Eligible Dependent and during the period that the expenses incurred by the Participant are otherwise eligible for reimbursement. However, the Participant shall have until March 31st following the Plan Year to submit claims for expenses incurred by the Participant and his Eligible Dependents during the previous Plan Year.

4.3       Medical Care Expenses.  Medical Care Expenses shall include any expenses incurred by a Participant or his or her Eligible Dependents for related medical, health, hospice, dental or orthodontic, optical/vision or mental care and services either provided or to be provided pursuant to a contractual agreement with a licensed professional.

4.4       Refund of Duplicate Reimbursement.  If a Participant receives a reimbursement under this Plan, and reimbursement for the same specific expense is made under another Company plan, he or she will be required to refund to the Employer the reimbursement received under this Plan, but only to the extent of such other reimbursement amount. The amount, if any, refunded to the Employer

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pursuant to this Section 4.4 shall increase the Participant’s Reimbursement Account for the Plan Year in which the reimbursement was originally made.

ARTICLE V

ADMINISTRATION

5.1       Committee.  The Plan shall be administered by the Benefits Committee appointed by the Board of Directors of the Company. The members of the Committee are eligible to participate in the Plan provided they are included in the definition of Executive in Section 2.8 of the Plan. The Committee shall have complete control of the administration of the Plan with all powers to enable it to carry out its duties in that respect, subject at all times to the limitations and conditions specified in or imposed by the Plan.

Each member of the Committee shall serve without compensation for services as such. Each member of the Committee may, consistent with Employer policy, receive reimbursement of expenses properly and actually incurred in carrying out the duties of the Committee. All such expenses incurred by the Committee, or a member thereof, in carrying out the duties of the Committee, shall be paid or reimbursed by the Employer.

In the event of any vacancy on the Committee, the vacancy shall be filled by the Board of Directors. Any member of the Committee may resign by written notice to the Board of Directors and the Secretary of the Committee, and such resignation shall become effective at delivery or at any later date specified therein. The Secretary of the Committee need not be a member of the Committee.

5.2       Duties and Powers of the Committee.  The Committee shall have the following duties, responsibilities and authority with respect to the administration of the Plan:

(a)       To construe and interpret the Plan, and decide all questions of eligibility and benefits (including all factual determinations relating thereto);

(b)       To prescribe procedures to be followed by Participants making elections;

(c)       To prepare and distribute information explaining the Plan to Participants;

(d)       To receive from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)       To furnish the Employer and Participants such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)       To keep reports of claims and disbursements for claims under the Plan;

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(g)       To employ such persons, including, but not limited to, actuaries, accountants, and counsel, as it deems appropriate to perform such duties as may from time to time be required under ERISA and to render advice upon request with regard to any matters arising under the Plan;

(h)       To promulgate claim forms to be used by Participants;

(i)       To prepare and file any reports or returns with respect to the Plan required by applicable law;

(j)       To provide each Participant, upon such Participant’s request, with respect to each calendar year, a written statement showing the total reimbursements to the Participant under this Plan;

(k)       To correct any reimbursement of expenses made in error; and

(l)       To take all other steps deemed necessary to properly administer the Plan in accordance with its terms and the requirements of applicable law.

The Company shall furnish the Committee with all the data and information available which the Committee may reasonably require in order to perform its functions hereunder. The Committee may rely without question upon any such data or information furnished by the Employer. Any interpretation or other decision made by the Committee shall be final, binding and conclusive upon all persons in the absence of a contractual obligation in such Participant’s written agreement providing otherwise, or clear and convincing evidence that the Committee acted arbitrarily and capriciously.

5.3       Delegation and Allocation of Responsibilities of the Committee.

(a)       The Committee may allocate its administrative responsibility and may designate persons who may be either named fiduciaries or persons other than named fiduciaries, to carry out such responsibilities. Any such allocation or designation shall be made in writing and shall:

(1)       specifically identify the person or persons to whom a duty is allocated or delegated; and

(2)       specifically identify the nature and scope of the duty allocated.

(b)       To the extent a duty or responsibility is allocated or delegated in accordance with the above procedure, the Committee shall not be liable for an act or omission of the person or persons carrying out said duty or responsibility except to the extent that the Committee:

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(1)       violated its responsibility hereunder with respect to making the allocation or delegation, or permitting the allocation or delegation to continue;

(2)       knowingly participated in or attempted to conceal a known breach; or

(3)       having knowledge of such a breach, failed to make reasonable efforts under the circumstances to remedy said breach.

(c)       The named fiduciary or other person to whom a responsibility or duty of the Committee is allocated or delegated in accordance with Section 5.3(a) of the Plan shall be responsible only for the performance of that responsibility or duty according to the terms of the delegation or allocation, and shall not be liable for the act or omission of any other person with respect thereto unless:

(1)       by its failure to properly administer its specific responsibility he or she has enabled such other person to commit a breach of fiduciary responsibility;

(2)       he or she knowingly participates in, or knowingly undertakes to conceal, an act or omission of another person, knowing such act or omission to be a breach; or

(3)       having knowledge of the breach of another, he or she fails to make reasonable efforts under the circumstances to remedy said breach.

(d)       Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

ARTICLE VI

CLAIMS PROCEDURE

6.1       Submission of Claims.  Participants shall make claims for reimbursements under the Plan in writing following such procedures, including deadlines and documentation requirements, and using such forms, as are prescribed by the Committee. Claims which are approved by the Committee shall be paid monthly as soon as administratively feasible. Participants may file claims for expenses incurred during a Plan Year until the March 31st following the end of the Plan Year. Where a Participant has a Termination, the period for filing claims and the claims which may be filed are as described in Section 3.2 of the Plan unless provided otherwise in the Participant’s written agreement.

6.2       Review of Denial of Claims.  If any claim for Benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within a reasonable period of time, but not later than 60 days after the claim is filed. Such notice shall set forth the following information:

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(a)       The specific reason or reasons for the denial;

(b)       Specific reference to pertinent Plan provisions on which the denial is based;

(c)       A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)       An explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 90 days after such notice of denial has been received, a written request for such review; and

(e)       If such request is so filed, the claimant or his or her authorized representative may review pertinent documents and submit issues and comments in writing within the same 90 day period specified in subsection 6.2(d) above.

The decision of the Committee, or a subcommittee appointed by the Chairman of the Committee, on review shall be made promptly, but not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The decision on review shall be made in writing and shall include specific reasons for the denial, written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the denial is based.  Claims under the Plan do not involve medical judgment and are not eligible for external review.

ARTICLE VII

FUNDING

All Benefits paid under this Plan shall be payable directly to applicable Participants or to the provider of the health care and solely out of the general assets of the Employer. The Employer shall not establish a trust or fund for the contribution to or payment of benefits under this Plan, except as mandated by law. The Employer shall have no obligation to insure any of the benefits under this Plan.

ARTICLE VIII

AMENDMENTS; TERMINATION

The Board of Directors and the Committee each shall have the right to alter, amend or terminate this Plan in whole or in part at any time it determines to be appropriate, however such action shall not affect the obligations of the Company to any Executive pursuant to a separate written agreement, which shall continue in full force in accordance with its terms and intent.

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Neither the Board of Directors nor the Committee shall amend, alter, or terminate this Plan retroactively except to comply with applicable laws.

In the event of the Plan termination, a Participant’s eligible expenses shall be dealt with in the manner set forth in Section 3.2 hereof.

ARTICLE IX

MISCELLANEOUS

9.1       No Employment Contract.  Nothing in this Plan shall be construed as a contract of employment between the Employer and any Executive, nor as a guarantee of any Executive to be continued in the employment of the Employer, nor as a limitation on the right of the Employer to discharge any of its Executives with or without cause.

9.2       No Assignment.  A Participant’s rights, interests or benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to being received by the persons entitled thereto under the terms of this Plan, and any such attempt shall be void.

9.3       Choice of Law.  This Plan shall be construed, administered and governed in all respects under applicable federal law, and to the extent not preempted by federal law, under the laws of the State of Florida.

9.4       Severability.  If any provision of this Plan shall be held by court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

9.5       Gender, Singular and Plural References.  References in this Plan to one gender shall include both genders, singular references shall include the plural, and plural references shall include the singular, unless the context clearly requires otherwise.

9.6       Tax.  Benefits under the Plan are subject to income and employment taxes.

ARTICLE X

ADOPTION BY EMPLOYERS

10.1       Method of Adoption.  Any affiliate of KLX Inc. may, with the written consent of KLX Inc., adopt this Plan.

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10.2       Delegation Upon Adoption.  Upon the effective date of the Plan with respect to an Employer which adopts the Plan, such Employer delegates all fiduciary and other responsibilities allocated under the Plan to the Board of Directors, Committee and fiduciaries appointed by the Committee pursuant to Section 5.3.

10.3       Employer Contributions.  Each Employer, upon adopting the Plan, shall have the obligation to pay, or to have paid on its behalf, the Benefits required hereunder with respect to its own Executives and no other Employer shall have such obligation.

10.4       Withdrawal or Removal.  Any Employer may withdraw its adoption of the Plan at any time without affecting the other Executives in the Plan by delivering to the Board of Directors a copy of resolutions of its board of directors to such effect. The Board of Directors may, in its absolute discretion, terminate the participation in the Plan of any Employer at any time such Employer fails to discharge its obligations under the Plan.

ARTICLE XI

General InformatioN

Plan Name:	Medical Care Reimbursement Plan for Executives of KLX Inc.

Employer Name and Address:	KLX Inc.
1300 Corporate Center Way
Wellington, FL 33414
561-383-5100

Employer Identification Number:	47-1639172

Agent for Service of Legal Process:	KLX Inc.
ATTN: Roger Franks
1300 Corporate Center Way
Wellington, FL 33414
561-383-5100

Plan Administrator:	Benefits Committee of KLX Inc.
1300 Corporate Center Way
Wellington, FL 33414
561-383-5100

Plan Number:	502

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Plan Effective Date:	January 1, 2015

Plan Year:	January 1st to December 31st.

Plan Type:	The Plan is a welfare benefit plan that reimburses certain medical expenses for executives who are members of a select group of management or highly compensated employees.

Plan Administration:

The Company pays all benefits under the Plan and there are no employee contributions.  The Plan is self-insured and all benefits are paid from the Company’s general assets.  The Company administers the Plan.

IN WITNESS WHEREOF, the Employer has caused this Plan to be signed by the person named below.

KLX INC.

By: Roger Franks
Title: General Counsel, Vice President – Law and Human Resources

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